Exhibit 8


                                                January 14, 1997


First Union Corporation,
      One First Union Center,
           Charlotte, North Carolina 28288-0013.

Ladies and Gentlemen:

               As special tax counsel to First Union Institutional Capital
I (the "Issuer") and First Union Corporation in connection with the exchange offer by the Issuer of $500,000,000 of its 8.04% Capital Securities pursuant to a preliminary Prospectus dated January 14, 1997, (the "Prospectus"), and assuming (1) the holder of the Common Securities of the Issuer will have "substantial assets" (other than the Common Securities) within the meaning of Treasury Regulations Section 301.7701-2(d)(2) and (ii) the operative documents described in the Prospectus will be performed in accordance with the terms described therein, we hereby confirm to you our

                                    -2-

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First Union Corporation

opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein.

                                        Very truly yours,


                                        SULLIVAN & CROMWELL

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